UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

September 2, 2014

Commission File Number	Registrant	State of Incorporation	IRS Employer Identification Number

1-7810	Energen Corporation	Alabama	63-0757759

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed, on April 5, 2014, Energen Corporation (“Energen”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Energen, Alabama Gas Corporation (“Alabama Gas”) and The Laclede Group, Inc. (“Laclede”), pursuant to which Laclede agreed to acquire all of the outstanding common stock of Alabama Gas, a wholly-owned subsidiary of Energen (the “Transaction”).

On September 2, 2014, Energen and Laclede completed the Transaction (effective as of August 31, 2014) for an aggregate purchase price of $1.6 billion, less the assumption of approximately $267 million of indebtedness. The net pre-tax proceeds from the Transaction to Energen totaled approximately $1.317 billion. The purchase price is subject to further working capital adjustments following closing.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 2.1 to Energen’s Current Report on Form 8-K filed on April 7, 2014 and is fully incorporated herein by reference.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(b)	Pro Forma Financial Information

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2014, Unaudited Pro Forma Condensed Consolidated Statements of Income for the six months ended June 30, 2014 and June 30, 2013, and Unaudited Pro Forma Condensed Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2014, Unaudited Pro Forma Condensed Consolidated Statements of Income for the six months ended June 30, 2014 and June 30, 2013, and Unaudited Pro Forma Condensed Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION

September 5, 2014	By	/S/ CHARLES W. PORTER, JR.
Charles W. Porter, Jr. Vice President, Chief Financial Officer and Treasurer of Energen Corporation